EXHIBIT 23.2

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-69874, 333-76696, 333-22685, 333-77609, 333-32142 and 333-53194) and Form S-8 (Nos. 333-80277, 33-80279, 333-3384, 333-46000 and 33-77611) of Novavax, Inc. of our report dated February 26, 2000 relating to the financial statements, which appears in this Form 10-K.

/s/ Pricewaterhouse Coopers LLP

McLean, Virginia

March 13, 2002